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                                                                      Exhibit 14

POLICY TITLE: CODE OF ETHICS AND BUSINESS CONDUCT

POLICY NUMBER: LGL-06

EFFECTIVE DATE: SEPTEMBER 1, 2003

ACCOUNTABLE FUNCTION / DEPARTMENT: LEGAL

APPLICABILITY:  WORLDWIDE


PURPOSE

      The purpose of this Code of Ethics and Business Conduct (the "Code") is to ensure that Polaroid conducts its business practices in compliance with all applicable laws and regulations, and in accordance with the highest ethical and legal standards.

STATEMENT

      Polaroid is committed to maintaining a work environment that upholds the utmost ethical principles of honesty, trust, integrity, respect, responsibility, and corporate citizenship. Employees, representatives, and agents (collectively, "employees") of Polaroid worldwide are expected to conduct their professional dealings in a manner that demonstrates these principles to each other, its customers, stakeholders, and the communities in which it does business. This Code furthers the following goals:

- Honest and ethical conduct, including the handling of actual or apparent conflicts of interest between professional and personal relationships;
- Full, fair, accurate, timely, and understandable disclosure in public filings and statements;
-  Compliance with applicable laws;
-  Prompt internal reporting of violations of this Code; and
-  Accountability for complying with this Code.

      Anyone who has knowledge of any violation of these principles is required to notify Polaroid's General Counsel or, if anonymity is desired, the Polaroid Assist Hotline at 1-800-392-2730 (or 1-704-556-7046 from outside the U.S.). Employees who violate any of the provisions of this Code are subject to disciplinary action up to, and including, termination. Where deemed appropriate by the General Counsel, Polaroid may refer information regarding the violation of any laws or governmental regulations to the appropriate governmental authority. This Code should not be construed to prohibit any employee from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

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ADMINISTRATION

      This Code does not address every specific ethical situation that may arise, but rather sets forth a basic framework for the performance of Polaroid's affairs. Every employee of Polaroid must perform his or her duties with honesty and integrity, and must accept responsibility for recognizing ethical issues inherent in any specific business situation and for responding appropriately. In case of doubt, each employee should obtain clarification through his or her supervisor or from Polaroid's General Counsel.

      The Code is administered by Polaroid's General Counsel, in consultation with Polaroid's executive management and Board of Directors. The General Counsel may, in his or her discretion, refer questions regarding the Code to the Board of Directors. Such questions are treated confidentially, where appropriate.

A.    GENERAL

      1.  This Code applies to every employee.

      2. Employees may not engage in personal business transactions or private arrangements for personal profit resulting from or based upon their position or authority within Polaroid, or based upon confidential information gained by having such position or authority.

      3. Employees may not make business commitments on behalf of Polaroid or enter into business agreements with third parties, unless authorized to do so by a Polaroid officer or his/her designee.

      4. Employees must comply with all applicable laws, rules, and regulations of the United States and other countries in which they conduct business.

      5. Without limiting the applicability of this Policy to all Polaroid employees, the requirements of this Code are expressly applicable to Polaroid's senior financial officers, including its principal financial officer and controller or principal accounting officer, or persons performing similar functions, in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and other applicable law.

B.    CONFLICTS OF INTEREST

      1. GENERAL CONFLICTS: An employee may not act on any Polaroid matter in which he or she has a personal interest and, thus, cannot provide unbiased judgment and act honestly, objectively, and effectively. Polaroid employees are expected to restrict their personal business affairs in order to avoid conflicts of interest, or even the perception of a conflict of interest, with their duties as employees. Employees must avoid situations

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          that could lead to a conflict of interest. Certain situations must be avoided, including, but not limited to, the following:

          a. Employees must not use their positions or authority at Polaroid to benefit anyone other than Polaroid, including the employee and members of his/her family.

          b. Employees must not participate in personal business affairs that might present a conflict of interest with their duties and responsibilities.

          c. Employees must not act in any Polaroid matter where their personal interest (or that of anyone other than Polaroid) might affect their business judgment.

          d. Employees' outside activities and interests should not interfere with their obligations to their positions at Polaroid, or otherwise create a conflict of commitment. Generally, employees should not accept any outside position that would impair the employees' ability to fulfill their obligations to Polaroid.

      2. FAMILY MEMBERS: If an employee's work assignment involves an organization in which the employee or any member of his or her family has a personal interest or with which the employee has been employed or associated in the past, the employee must immediately advise the General Counsel.

      3. PERSONAL FINANCIAL INTERESTS: Without prior written approval of the General Counsel (or, in the case of the Chief Executive Officer, the Chief Financial Officer, Chief Legal Officer, the Controller or the General Counsel, without the prior approval of the Board of Directors as advised by the Chief Legal Officer or General Counsel), an employee must not have any material financial interest in any supplier or customer of Polaroid or in any organization with which Polaroid is collaborating on any project. Without prior written approval of the General Counsel, an employee of Polaroid must not:

          a. Have any material financial interest in a organization with which Polaroid is collaborating on any project (such as, a business or technology partner) or in a Polaroid supplier or customer.

          b. Own more than one percent of the total outstanding shares or units of a security for which a public market exists of any customer or supplier of Polaroid, or any organization with which Polaroid is collaborating on any project. In addition, an employee's ownership

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               must not represent more than 10 percent of his or her total net worth.

          c. Engage in any financial transaction, including borrowing or lending funds, with any customer or supplier of Polaroid, or any organization with which Polaroid is collaborating on any project.

          d. Be employed by, hold office, or serve as a director of any organization that is a customer or supplier of Polaroid, or with which Polaroid is collaborating on any project.

C.    GIFTS AND PAYMENTS

      1.  RECEIVING GIFTS AND BENEFITS:

          a. An employee may not accept more than a trivial gift, favor, or service for him or herself or for a family member from any person with whom the employee may transact business on behalf of Polaroid. Even trivial gifts must not be accepted if they might be considered questionable in the location where you are doing business. Any gift having a value of $100 or more will be presumed to be more than trivial

          b. Asking for or receiving kickbacks, bribes, or undisclosed commissions is absolutely prohibited.

      2.  PAYMENTS OR GIFTS TO CUSTOMERS:

          a. Polaroid employees may not provide payments or more than trivial gifts, or services to or for the benefit of any officer, director, member, agent, or representative of any present or prospective customer in order to influence, directly or indirectly, the purchase of any product or service from Polaroid.

          b. An employee may not give more than trivial gifts, services, or other amenities for business purposes unless he or she believes that, due to cultural norms, not giving a gift, service, or another amenity might adversely affect Polaroid's interest. If the employee is uncertain about the effect on Polaroid's interests, the employee must refer the matter to his or her immediate supervisor. In no event shall such gifts violate the letter or spirit of applicable law.

          c. EXCEPTIONS: Some exceptions may be acceptable if administered with the highest standards of propriety and ethical behavior: sales incentives and performance awards to customers if consistent with local practice; business entertainment (such as marketing lunches

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               or dinners) if customary in the local business community; and
               payments of expenses for customers to attend certain special Polaroid functions, such as a new product launch or business meeting. Employees arranging or engaging in legitimate business entertainment activities, such as sales luncheons or dinners, must comply with high standards of propriety and ethical behavior in both the home and the applicable business community.

      3.  PAYMENTS OR GIFTS TO GOVERNMENT REPRESENTATIVES

          a. Employees must not provide any payments, gifts, or services to any government official, member, or designee for the purpose of influencing, directly or indirectly, any government action or decision, with the sole exception of "facilitating" payments. Facilitating payments are reasonable payments to a foreign official to expedite or secure performance of a non-discretionary, ministerial act (such as issuing a permit, license, performing inspection services, providing utilities, etc.). Any facilitating payment over $200 shall be considered unreasonable unless prior written approval is obtained from the General Counsel.

          b. Employees must not make prohibited payments, even if the failure to pay puts Polaroid at a competitive disadvantage. If an employee knows of illegal payments being used to advance the sale of Polaroid products, that employee should not complete the sale. This situation should be reported to the employee's supervisor or to the General Counsel immediately.

          c. If an employee is approached for a bribe, or if an employee is unsure whether an expected payment is legal and proper, the employee should seek advice from the General Counsel before proceeding.

D.    POLITICAL ACTIVITIES AND CONTRIBUTIONS

      1. Except through Polaroid's corporate-sanctioned programs as they may exist from time to time, Polaroid employees may not make or solicit contributions in the name of or on behalf of Polaroid. They may not provide Polaroid funds in any form to aid any political party or candidate or cause (such as, a ballot question or referendum) or use company facilities (including computers, faxes, printers, and copier) to assist any political party, candidate, or cause.

      2. The Code does not prohibit contributions made to any candidate or cause from an employee's own personal funds and on the employee's own time. An employee may not, however, coerce or pressure other employees to

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          make political contributions. Soliciting political contributions in the workplace is not allowed.

      3. Employees participating in civic or political activities do so as individuals and not as representatives of Polaroid. To avoid any interpretation of organizational sponsorship or endorsement, Polaroid's name and address should not be used in material mailed, fund collections, or advertisements.

E.    IMPROPER USE OF CONFIDENTIAL / INSIDER INFORMATION

      1. In the course of their employment or service, employees may acquire proprietary information, including business strategies, pricing information, financial data, and intellectual property. Employees should treat such information with utmost care and must maintain its confidentiality during and after the conclusion of their employment or service (and in accordance with the terms of any confidentiality agreement signed with Polaroid).

      2. Polaroid employees may not divulge confidential commercial, technical, or other business information to any unauthorized person or release any such information before it is officially authorized to be released. This confidentiality requirement further applies to the business operations and decisions of Polaroid, which an employee should not discuss outside the scope of his or her employment or service prior to formal public disclosure of a transaction or a business decision or prior to the formal execution of contract documents. This prohibition applies not merely to the disclosure or use of information for an individual's personal financial gain or advantage, but also to all premature disclosures which have the potential to prejudice business decisions or negotiations of Polaroid. This prohibition also proscribes posting information concerning or information or opinions about Polaroid or its offerings on Internet- or web-based message boards.

          Examples of non-public Polaroid information include, but are not limited to: Polaroid financial projections and unannounced operating results and projections of business units, product lines or products, or technologies or innovations; products in development; legal matters; unannounced organizational changes, acquisitions and plant closures or expansions; marketing and advertising strategies; evaluations of competitors' performance; relationships with customers and suppliers; and internal audit and other reports.

      3. Confidentiality Agreements: An employee must never provide confidential information about Polaroid to any outside party or accept such information from anyone unless Polaroid has a binding confidentiality agreement with that party, issued by the Legal Division and signed by a corporate officer.

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      4.  Except as authorized by Polaroid's General Counsel, an employee must refrain from discussions with competitors regarding prices, distribution, customers, product development, or any other Polaroid information regarding the sale, distribution, pricing or development of Polaroid products and services.

F.    OUTSIDE EMPLOYMENT

      1. Employees may not have outside employment or business affiliations incompatible with their employment by Polaroid.

      2. If the employee performs or intends to perform outside services for compensation involving matters in which Polaroid may have an interest, the employee must report outside services or the intention to engage in such services to his or her immediate supervisor and provide all pertinent facts.

      3. Under no circumstances may Polaroid employees employed in a research, development, or engineering capacity engage in outside research or consulting without written approval from Polaroid's General Counsel, or his or her designee.

      4. An employee may not act on behalf of Polaroid in any manner that, to his or her knowledge, directly or indirectly affects any outside person with whom the person is negotiating for future employment. In such a case, the employee must ask to be relieved of the specific assignment that interferes with such negotiation.

G.    ACCURATE REPORTING

      1. Employees must follow Polaroid's accounting, reporting, and control procedures in compiling information and records of Polaroid activity so that the resulting data are a fair representation of the facts. All books, records, and accounts shall be maintained in accordance with all applicable regulations and standards, and shall accurately and completely reflect the true nature of the transactions they record. No undisclosed or unrecorded account or fund shall be established or maintained for any purpose. Accounting practices that misstate operating results, obscure transactions, or alter the substance of a transaction are prohibited. In particular, reports and documents that are filed with the Securities and Exchange Commission, or otherwise publicly communicated, must be full, fair, accurate, timely, and consistent with U.S. Generally Accepted Accounting Principles (U.S.
          GAAP). No false or misleading entries shall be made in Polaroid's books or records for any reason, and all disbursements of corporate monies and disposition of corporate assets or

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          rights or other properties shall be made without adequate supporting documentation.

      2. Information, such as test results, sales projections, income and budget forecasts, should be reported accurately and completely. When employees estimate, they should say that they are doing so, and should do their best to ensure that estimates are realistic.

      3. Travel and entertainment expenses and mileage should be documented with receipts, as required by the Internal Revenue Service or Polaroid's Travel and Entertainment Policy.

      4. Putting false information on forms and reports or organizing the information to mislead is strictly prohibited, and may result in immediate discharge and civil and/or criminal action. Examples include insurance forms, quality assurance reports, environmental monitoring reports, expense reports, and time cards.

H.    FAIR COMPETITION

      1. Polaroid competes fairly in the marketplace by manufacturing, marketing, selling, and delivering high-quality products and services.

      2. In pursuing business opportunities, an employee is free to truthfully compare the advantages of Polaroid's offerings with those of competitors, but an employee must not make disparaging remarks or spread rumors or false information.

      3. Except under the terms of properly executed confidentiality agreements, employees must not knowingly acquire information from competitors that the competitors consider proprietary. This requirement includes information in the possession of Polaroid employees who previously worked for competitors, as well as information gained improperly.

I.    ANTITRUST LAWS

      1. Antitrust laws in the United States and many other countries seek to keep markets open and competitive by prohibiting actions that unfairly restrict competition or interfere with the conduct of a free market. Actions that violate antitrust laws include:

          a. Pricing, territorial or customer-allocation agreements with competitors;

          b.   Resale price fixing with dealers;

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          c.   Arrangements that restrict suppliers from selling to the
               competition, except where Polaroid proprietary rights exist;

          d. Unfair discrimination among competing dealers based on pricing, allowances, or other terms; and

          e. Sale conditions that require customers to buy unwanted products or to refrain from buying competitor's products.

      2. In order to avoid or prevent antitrust violations or the appearance of such violations, employees of Polaroid must:

          a. Not share confidential business information, such as pricing, profit projections, market share, and marketing plans, with persons not employed or retained by Polaroid;

          b. Adhere to established pricing and discounting policies for the sale of Polaroid products; and

          c. Avoid the use of terms - in speech, writing, or electronic communication - that suggest or might suggest an intent to control or dominate a market or drive out competition.

J.    IMPORT / EXPORT LAWS

      1. Under U.S. law, Polaroid may not participate in international economic boycotts against nations friendly to the United States. An example is the Arab boycott of Israel. If the terms of any transaction refer to such a boycott, the employees involved should contact the Legal Division immediately. Further details concerning Polaroid's policy against participating in such boycotts are set forth in Section K ("ANTI-BOYCOTT LAWS COMPLIANCE") below.

      2. Polaroid products must not be exported to countries where sales are prohibited by U.S. law. A list of such countries may be obtained by contacting Polaroid's Trade Regulations Manager.

      3. Polaroid products must not be exported for any use that is prohibited in the country of destination. Transactions must be fully and accurately documented to avoid violating this prohibition.

      4. Any international transfer of products or technical information that requires a license or approval under U.S. law or from the government of another country must be arranged through Polaroid's Trade Regulations Manager.

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      5.  All products and material must be correctly valued for Customs purposes (such as, transfer prices or value for insurance purposes). All requirements for Customs must be met, and import and export duties or taxes must be paid in full.

      6. An employee must not attempt to avoid or evade any of the above referenced prohibitions and sales restrictions by engaging in indirect sales or transactions through third parties.

      7. Any employee who is uncertain whether a proposed transaction may violate any of the above referenced import/export restrictions should seek clarification from the Trade Regulations Manager or the Legal Division before proceeding with the transaction.


K.    ANTI-BOYCOTT LAWS COMPLIANCE

      1.  GENERAL GUIDELINES.

          a. Polaroid employees may not agree in any fashion, either orally or in writing, to participate in activities prohibited by the U.S. anti-boycott laws. The prohibition extends not only to the terms of a contract, but also to shipping documents, credit documents, or oral understandings.

          b. Polaroid may not refuse to do business with another party based on a request from a third party for actual or alleged boycott-related reasons.

          c. Polaroid may not select vendors based on blacklist or approved list of vendors from boycotting countries.

          d. Polaroid may not provide any information concerning Polaroid, its personnel, its suppliers, its customers, or any third parties in response to a questionnaire or other request from a party participating in a boycott or a central boycotting office.

      2. PROHIBITED ACTS AND STATEMENTS. The following agreements, actions, or statements, or any variations or any other acts that have the same effect, CANNOT be made by any Polaroid employee without the prior written approval of Polaroid's General Counsel:

          a. ANY negative certification or statement of origin (such as, "This product is not of Russian origin");

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          b.   any negative statement as to the carrier or insurer of Polaroid products;

          c. any statement regarding the business affairs or relationship (or lack of a relationship) of Polaroid or any third party with Israel or any other country that is the subject of an international boycott;

          d. any agreement that states or suggests that Polaroid will comply with the boycotting laws of a particular country (it is, however, permissible to agree that the laws of a particular country will govern the agreement);

          e.   providing information to any boycott office; and

          f.   responding to any boycott questionnaires.

      3. PERMISSIBLE ACTS AND STATEMENTS. The following statement may be made by Polaroid employees; however, any variations should be cleared through Polaroid's General Counsel:

          a.   statements as to the identity of the supplier;

          b. statements as to the origin of the goods or any components thereof (such as, these goods originate in the U.S. or Mexico);

          c. statements as to the name of the carrier or insurer or route to be used by the carrier;

          d. statements concerning oneself or family for immigration, passport, visa, or employment purposes; and

          e. a LIMITED statement acknowledging that the customs and import laws and regulations of a country (even if a boycotting country) shall apply to the shipment of products to the boycotting country (such as, Importation shall be in accordance with the customs laws of Yemen); however, Polaroid's General Counsel should be consulted before any such limited statement is made or agreed to.

L.    FOREIGN CORRUPT PRACTICES ACT

      1. To ensure compliance with the United States Foreign Corrupt Practices Act ("FCPA"), employees of Polaroid must not engage in any of the following conduct:

          a. Payments to foreign officials to obtain or retain business or to influence buying decisions concerning Polaroid products;

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          b.   Use of third-party consultants, finders, brokers, or other intermediaries to process or make payments forbidden by the FCPA or to otherwise circumvent the restrictions or requirements of the FCPA;

          c. Authorize payments to an intermediary while knowing that all or a portion of such payments will be offered, given, or promised, directly or indirectly, to any prohibited recipient under the FCPA;

          d. Fail to maintain business records sufficient to satisfy the requirements of the FCPA; or

          e. Falsify or destroy Polaroid records to cover up payments or actions in violation of the FCPA.

      2. Steps should be taken to ensure that consultants, distributors, and others who may be reselling Polaroid's products to foreign governments accept Polaroid's statement of business ethics, as incorporated in this Code, and do not distribute Polaroid's products, or take any action related thereto, in violation of the FCPA.

      3. Any violation or suspected violation of the FCPA in connection with Polaroid's business should be reported immediately to Polaroid's General Counsel.

M.    HEALTH, SAFETY & ENVIRONMENTAL AFFAIRS

      See Polaroid's Health, Safety & Environmental Policy, Policy Number HSE-01 [CROSS-LINK]

N.    REPORTING CONCERNS

      1. Each employee is expected, when concerned about legal or ethical behavior related to Polaroid's business, to take prompt action to inquire about or report the behavior, either by contacting Polaroid's General Counsel (or such other person as the General Counsel may designate) or, when anonymity is desired, by contacting Polaroid's Assist Hotline: 1-800-392-2730 (or 1-704-556-7046 from outside the
          U.S.). Written material may be sent to Polaroid Assist c/o Pinkerton Compliance Services, 13950 Corporate Place, Suite 200, Charlotte, NC 28277. The Assist Program will refer issues to the appropriate division of Polaroid: Human Resources, Security, Legal or, in certain cases, the Board of Directors. The contacting party will be given an issue identification number to allow them to follow up on the status of the issue.

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      2.  Employees, officers and directors may not discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against an employee because he or she reports any such violation, unless it is determined that the report was made with knowledge that it was false.

      3. Inquiries and reports are generally held in strict confidence, within the limits of the law.

      4. The General Counsel is authorized to direct the employee to continue with the assignment in question when this appears to be in the interest of Polaroid, and after considering questions of confidentiality, conflicts of interest, the extent to which the employee's activities will be supervised by an appropriate Polaroid representative, and the difficulty of assigning the matter to someone else.

      5. While Polaroid believes that prompt reporting and internal investigation can best address potential violations of the Code, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority.

O.    ROLE OF MANAGERS & SUPERVISORS

      1. All managers of Polaroid's divisions and subsidiaries are to take appropriate action to assure the continuing awareness of the requirements of this Code, and to seek to prevent violations thereof. Failure of an employee, including any manager or supervisor, to comply with any of the provisions of this Code may lead to disciplinary action, up to, and including, termination.

      2. If an employee requests that a supervisor refer a matter to the General Counsel, the supervisor should do so.

      3. An individual supervisor or department may adopt policies regarding gifts and gratuities that are more restrictive than those set forth in this section with the approval of the Chief Human Resources Officer, as well as the General Counsel.

P.    WAIVERS

      1. Any employee or non-executive officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the General Counsel must be obtained. He or

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          she shall maintain a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

      2. Any executive officer or director who seeks an exception to any of these policies should contact the Chief Legal Officer or the General Counsel. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the Company and will be disclosed as required by law or applicable exchange regulation.

Q.    DISSEMINATION AND AMENDMENT

      1. This Code shall be distributed to each new employee of the Company upon commencement of his or her employment or other relationship with Polaroid, and shall also be distributed to each:(a) corporate officer;
          (b) employee in the Finance, Purchasing, and Legal Divisions;(c) employee classified as Grade 12 or above; and (d) designated employee engaged in certain sales- or customer-facing activities, each of whom shall certify annually that he or she has received, read and understood the Code and has complied with and will comply with its terms.

      2. The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

      3. This document is not an employment contract between Polaroid and any of its employees.

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